Exhibit 99.1

Greg S. Morganroth, MD Joins Focus Financial Partners Board of Directors

New York, NY – September 25, 2020 – Focus Financial Partners Inc. (NASDAQ: FOCS) (“Focus”), a leading partnership of independent, fiduciary wealth management firms, announced today that Greg S. Morganroth, MD, the Chief Executive Officer and founder of the California Skin Institute and a nationally recognized dermatologic surgeon, has been elected to Focus’ board of directors and will serve on its audit and risk committee.

Dr. Morganroth started the California Skin Institute as a solo dermatologic surgery practice in 2007. Since that time, he has built it into the largest private practice dermatology group in California, in part through over 50 acquisitions of outstanding dermatology and cosmetic surgery practices. The California Skin Institute now consists of approximately 40 offices and 400 employees throughout California.

“Greg is a successful entrepreneur, business leader and medical professional,” said Rudy Adolf, Founder, CEO and Chairman of Focus. “We are proud to have someone with these talents and perspectives joining our Board at this time. In getting to know Greg, I have been struck by the many parallels between his development of the California Skin Institute and the Focus story, and we look forward to learning and benefiting from his contributions as we continue on our journey.”

Dr. Morganroth graduated with a B.S from the University of Michigan and an M.D. from the University of Michigan School of Medicine. He completed his internship at the University of Pennsylvania, a dermatology residency at Yale University and a Mohs laser and dermatologic surgery fellowship at the Skin and Mohs Surgery Center at the Baptist Medical Center.

About Focus Financial Partners Inc.

Focus Financial Partners Inc. is a leading partnership of independent, fiduciary wealth management firms. Focus provides access to best practices, resources and continuity planning for its partner firms who serve individuals, families, employers and institutions with comprehensive wealth management services. Focus partner firms maintain their operational independence, while they benefit from the synergies, scale, economics and best practices offered by Focus to achieve their business objectives. For more information about Focus, please visit www.focusfinancialpartners.com.

Cautionary Note Concerning Forward-Looking Statements

This release contains certain forward-looking statements that reflect Focus’ current views with respect to certain current and future events. These forward-looking statements are and will be, subject to many risks, uncertainties and factors relating to Focus’ operations and business environment, including, without limitation, uncertainty surrounding the current COVID-19 pandemic, which may cause future events to be materially different from these forward-looking statements or anything implied therein. Any forward-looking statements in this release are based upon information available to Focus on the date of this release. Focus does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could affect Focus may be found in Focus’ filings with the Securities and Exchange Commission.

Investor and Media Contact

Tina Madon

Senior Vice President

Head of Investor Relations & Corporate Communications

Focus Financial Partners

P: +1-646-813-2909

tmadon@focuspartners.com